Exhibit 10.8

LEASE AGREEMENT

THIS AGREEMENT made at Chennai on this 20th day of June Two Thousand and Seven (“Lease Agreement”);

Between

M/s. Kalyani Constructions Pvt Ltd., a company incorporated under the Companies Act 1956 having its registered office at “Wellington Plaza, Door No.90, Anna Salai, Chennai — 600 002, represented by its General Manager, Personnel and authorised signatory Mr. T. Thomas S/o. Late N.M. Thomas, hereinafter referred to as the

“LESSOR” (which expression unless repugnant to the context or meaning thereof mean and include its successors and assign) of the One Part;

And

M/s. Force 10 Networks India Private Limited, a Company registered under the Companies Act, 1956, having its Registered Office at Rain Tree Place, 9 McNichols Road, Chetpet, Chennai — 600 031 represented by its Directors and authorised signatory Mr. Prakash Sripathy, hereinafter called the LESSEE (which expression unless repugnant to the context or meaning thereof shall mean and include its successors and assign) of the Other Part.

Hereinafter the LESSOR and the LESSEE, shall be individually referred to as the “party” and collectively as “Parties”.

WHEREAS

1.	The LESSOR has warranted and represented that it is the owner of the premises situated at “Wellington Plaza”, Door No. 90, Anna Salai, Chennai — 600 002., and as such are absolutely entitled to possess, use or let on LEASE the whole or part of the premises, excluding a particular portion on the 3rd Floor.

2.	The LESSEE has approached the LESSOR to take on lease and the LESSOR has agreed to demise to the LESSEE and the LESSEE agrees to take on lease the furnished office premises at I Floor and II Floor in the building known as “Wellington Plaza”, New Door No.127/11 (Old Door No. 90/11), Anna Salai, Chennai — 600 002, admeasuring approximately 29,500 Sq. ft and 4,000 Sq. ft respectively ..(described in detail in the Schedule hereunder) along with currently available fixtures and fittings as listed in Annexure “A” to this Lease Agreement and with additional facilities listed in Annexure B to be provided by the LESSOR in accordance with the terms herein (hereinafter together referred to as “the SAID PREMISES”), for commercial use by the LESSEE and/or its Subsidiary/Holding Company, on the terms and conditions appended herein.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.	GRANT OF LEASE AND RENT

1.1

In consideration of the rent hereinafter reserved and covenants, stipulations and agreements hereinafter agreed to, the LESSOR hereby grants on lease to the LESSEE the SAID PREMISES admeasuring approx 29,500 sq. ft on the 1 Floor and 4,000 sq. ft on the II Floor, “Wellington Plaza”, Door No. 90, Anna Salai, Chennai -600 002, for commercial office use for a continuous period of three (3) years with effect from 20th June 2007 to 19th June 2010.

1.2

Subject to clause 1.4, the LESSEE shall pay, from the date on which possession is given to the LESSEE, a monthly Lease rent @ Rs.57.50 ps (Rupees Fifty Seven and Paise Fifty Only ) per sq. ft totaling to Rs.16,96,250/- (Rupees Sixteen Lakhs ninety six Thousand and two hundred and fifty Only) for the I Floor and Rs.2,30,000/- (Rupees Two lakhs and thirty thousand only) for the II floor totaling to Rs.19,26,250/- (Rupees Nineteen Lakhs Twenty Six Thousand and Two Hundred and Fifty Only ) in all together exclusive of service taxes as applicable on aforesaid rent and the said rent exclusive of service taxes shall be paid on or before the 10th of every succeeding English calendar month.

1.3	The LESSOR will arrange for an inspection of the SAID PREMISES by the LESSEE on or before 60 days from the date of this Lease Agreement to enable the LESSEE to satisfy itself that all the agreed fittings, fixtures and facilities as mentioned in Annexure A and B, in good order and working condition, have been made available in the SAID PREMISES. On successful completion of such inspection, the LESSOR agrees to hand over possession of the SAID PREMISES to the LESSEE within 7 days from the date of inspection.

1.4	Since the LESSEE will not have use of the SAID PREMISES during the period when the fit outs / interiors are being arranged for by the LESSOR in accordance with clause 1.3 above, it is agreed between the Parties that the LESSEE shall not pay rent from the date of this Lease Agreement till possession of the SAID PREMISES is handed over to the LESSEE in accordance with the terms herein. However, the LESSEE agrees to pay a sum of a sum of Rs.9,63,125/- (Rupees Nine Lakhs Sixty Three Thousand One Hundred and Twenty Five Only) as earnest money during this period, for which period this earnest money may be appropriated by the LESSOR on handing over possession of the SAID PREMISES to the LESSEE.

1.5	The LESSEE agrees to pay to the LESSOR a sum of Rs.1,92,62,500/- (Rupees One Crore Ninety Two Lakhs Sixty Two Thousand and Five Hundred only) equivalent of 10 months rent by way of security deposit as per the payment schedule mentioned below. This security deposit shall be interest free and refunded subject to deductions if any towards arrears of rent and damages to SAID Premises, simultaneously at the time of handing over of the premises to the LESSOR on expiry or earlier termination of this Lease.

(i)

50% of the security deposit i.e., a sum of Rs. 96,31,250/- (Rupees Ninety Six Lakhs Thirty One Thousand and Two Hundred and Fifty Only) is hereby paid vide check No. 604451 dated 4th June 2007 drawn on Standard Chartered Bank in favor of “Kalyani Constructions Pvt Ltd”. The LESSOR hereby confirms receipt of the same.

(ii)	Balance 50% of the security deposit i.e. a sum of Rs. 96,31,250/- (Rupees Ninety Six Lakhs Thirty One Thousand and Two Hundred and Fifty Only) shall be paid by the LESSEE at the time when possession of the SAID Premises is given to the LESSEE by the LESSOR in accordance with the terms herein.

The LESSEE shall not be entitled to adjust any portion of the security deposit against rents payable/other amounts payable by the LESSEE to the LESSOR.

1.7	In addition to the rent, from the date on which possession is given to the LESSEE the LESSEE undertakes to pay a sum of Rs.1.75/- (Rupee One and Paise Seventy Five Only) per sq. ft being Rs.51,625/- (Rupees Fifty One Thousand Six Hundred and Twenty Five Only) for the I Floor and Rs.7,000/- (Rupees Seven Thousand Only) for the II Floor in all being Rs.58,625/- (Rupees Fifty Eight Thousand and Six Hundred and Twenty Five Only) as total maintenance charge for each month for maintenance of common areas and facilities and to pay the same on or before the 10th of every succeeding English calendar month in favor of “The Wellington Plaza Welfare Association”, which looks after the maintenance of the entire building in which the SAID PREMISES is situated. These maintenance charges are towards maintenance of common areas and facilities including those mentioned in the Maintenance Specifications mentioned in Annexure C. The LESSEE agrees to pay increased maintenance charges as fixed by the association from time to time.

2.	LESSEE’S OBLIGATION

The LESSEE hereby covenants with the LESSOR as follows.

2.1	To pay monthly rent and maintenance charges as mentioned above.

2.2	To pay charges for water and electricity consumed by the LESSEE in the SAID PREMISES at actuals as per separate meter readings and any additional deposit as may be claimed by the TNEB authority during this LEASE period. On the termination or expiry of the lease, the LESSOR will obtain a refund from the T.N.E.B. of any extra security deposit paid by the LESSEE and shall pay the same to the LESSEE within 30 days of the receipt thereof, failing which, the LESSOR shall be liable to pay to the LESSEE interest at the rate of 12% per annum for the delayed period. The LESSOR and the LESSEE undertake to cooperate in obtaining such refund of extra security deposit at the earliest, including execution of all necessary papers and documents that may be required in this connection.

2.3	Except as provided in this Lease Agreement or otherwise agreed to in writing by both the parties, not to make any permanent structural alterations and permanent structural additions to the SAID PREMISES without the previous written consent of the LESSOR.

2.4	Not to assign or transfer the benefits of this Lease Agreement or part with the possession of the SAID PREMISES or any part thereof except with the prior consent in writing of the LESSOR The occupation of the premises by the LESSEE’s officers and/or its subsidiary/ Holding Companies shall not be deemed to be a breach of this condition. However, the LESSEE shall provide prior intimation and proof, in the event of the possession being transferred to its subsidiary / Holding Companies.

2.5	To keep the interior of the SAID PREMISES and the fixtures and fittings as mentioned in Annexures “A” and “B” hereto, in good order and condition (reasonable wear and tear and damage due to flood, earthquake, tempest, lighting or any army or mob, irresistible or inevitable force or accident, Act of God, riot and Civil commotion exempted).

2.6	Not to use the SAID PREMISES for any other purpose other than the purpose set out in this Agreement i.e., for commercial purpose.

2.7	Not to cause any nuisance to other occupants of the building in which the SAID PREMISES is situated.

2.8	Not to default payment of Lease rent/maintenance and/or other charges.

2.9	To arrange for routine maintenance of fittings and fixtures mentioned in Annexure A and B at its own cost by way of an annual maintenance contract (AMC), without seeking any reimbursement or adjustments in rents payable.

3.	LESSOR’S OBLIGATION

The LESSOR hereby covenants and agrees with the LESSEE as follows:-

3.1	That on the LESSEE paying the rent hereby reserved and performing and observing the terms and conditions herein contained the LESSEE shall be entitled to peaceably and quietly hold and enjoy the SAID PREMISES during the period of lease without any eviction; disturbance or interruption by the LESSOR or any person or persons claiming by from and/or through and/or under or in trust for the LESSOR or otherwise howsoever.

3.2	To pay all rates, taxes (including service tax collected from the LESSEE that may be payable), charges, cesses, impositions, insurance, premium, and other outgoing in respect of the SAID PREMISES.

3.3	To keep the entrances, doorways, passages and other common areas and approaches to the SAID PREMISES well and sufficiently clean and lighted and in good repair and condition through the said Association.

3.4	To hand over possession of the SAID PREMISES to the LESSEE with all fittings, fixtures and facilities in Annexure A and B as agreed, not later than 60 days from the date of this Agreement.

3.5	To insure the SAID PREMISES against theft, fire, flood, earthquake, etc., and to pay monthly premium thereof regularly so as to ensure that the insurance policy is kept valid and subsisting throughout the term of this Lease.

3.6	The LESSOR hereby confirms that the SAID PREMISES is free from all encumbrances, mortgages, liens and any other charges. LESSOR has already produced the legal document for bonafide ownership of the SAID PREMISES, before signing this Lease Agreement and the LESSOR hereby warrants that he has good title and absolute ownership in the SAID PREMISES and has right to grant lease under this Lease Agreement.

3.7	The LESSOR confirms that:

(i)	the Building and especially the SAID PREMISES have been constructed as per the- Planning Permit accorded for the construction and that it has obtained a Completion Certificate from the CMDA and are permitted to use / let it for commercial usage.

(ii)	that they have obtained permanent services to the complex from CMWSSB for water and sewer and from TNEB for power supply

(iii)	it has paid all the statutory charges with respect to the SAID PREMISES and there is no arrears as on the date of signing this Lease Agreement and shall continue to pay the same during the period of this LEASE Agreement.

(iv)	it will allow the LESSEE at their cost to install any additional Generator in the basement of the building in whish the SAID PREMISES is situated to ensure Power Backup for uninterrupted supply of power to the SAID PREMISES.

(v)	it will provide the LESSEE with a minimum of 23 four wheeler and around 100 two wheeler parking space in the Basement parking of the building in which the SAID PREMISES is situated without any charge. Additional car parks will be made available as and when requested by the LESSEE at a rate of Rs.3500/- per month per car.

(vi)	The LESSOR will sign without demur, on such applications, no-objection certificates or any documents prescribed by any statute/government authority as may be required by the LESSEE to obtain necessary statutory/governmental licenses, permissions etc. to carryout its business operations from the SAID PREMISES.

(vii)

It is mutually agreed between the Parties hereto that in the event of assignment or transfer (by sale or otherwise) of the SAID PREMISES by the LESSOR, the assignee/transferee shall step into the shoes of the LESSOR and shall be bound unconditionally by all the terms and conditions as contained herein. The LESSOR shall make adequate provisions in the assignment/transfer deed to ensure that all the obligations of the LESSOR as set out in these presents are taken over by/transferred to the said assignee/transferee, including the liability to refund the security deposit to the LESSEE, upon the LESSEE vacating and handing over to such transferee possession of the SAID PREMISES. Notwithstanding the above, the LESSOR shall remain responsible and liable to the LESSEE to ensure that any such assignee/transferee honors the terms of this Lease Agreement. Any transfer/assignment in contravention of this clause shall be invalid.

4.	GENERAL CONDITIONS

The LESSEE shall be at liberty to place name boards of its establishment at the entrance to the SAID PREMISES (in Tamil and English, as prescribed)

5.	LOCK IN PERIOD

The LESSOR and LESSEE have agreed that the LEASE period which is three years starting from 20th June 2007 to 19th June 2010 i.e., 36 months shall be treated as a lock in period (“Lock-In Period”). However, the LESSEE may terminate this lease forthwith during the said lock-in period in the event there is continuous disruption in the supply of water or electricity to the SAID PREMISES and such disruption is not rectified within a reasonable period, or if the SAID PREMISES becomes unusable for the prescribed purpose as a result of any Force Majeure event or if possession of the SAID PREMISES is not handed over to the LESSEE within 60 days from the date of this Lease Agreement.

6.	TERMINATION

6.1	The LESSEE may terminate this LEASE during the Lock-in-Period by giving three (3) months notice in writing of its intention to do so and by paying the LESSOR a sum of Rs.77,05,000/- (Rupees Seventy Seven Lakhs and Five thousand only) towards liquidated damages if the pre-determination of this LEASE is for reasons other than unusability of the SAID PREMISES resulting from Force Majeure conditions or failure on the part of the LESSOR to hand over possession of the SAID PREMISES as per the schedule agreed herein.

6.2	In the event the SAID PREMISES or any part thereof is destroyed or damaged or rendered unusable by fire, storm, flood, tempest, earthquake, enemies, war, riot, civil commotion, strike, lockout, labor unrest, political unrest, actions of decree of governmental authorities whether by regulation, administrative action or otherwise, acts of terrorism or in the event that any irresistible force or, in general, any act beyond the control of the LESSEE such as act of God makes the occupation of the premises unfeasible, then in that event the LESSEE shall be entitled to terminate this Lease Agreement forthwith at its option. If however the LESSEE opts to continue this Lease, the LESSOR shall at its own cost restore the SAID PREMISES to the condition in which ‘it existed prior to the said destruction or damage’ and the LESSEE shall not be liable to pay the Monthly Rent for the period when the SAID PREMISES is unfit for use.

7.	RENEWAL OF LEASE

Both parties after mutual discussion may seek to renew this LEASE for a further period of upto 2 years from the date of expiry of this LEASE AGREEMENT, by executing a fresh lease agreement on the same terms and conditions excepting for the lease rent which will be escalated by 18% in the event of such renewal of the lease. If the LESSEE is desirous of renewing the lease, it shall intimate the LESSOR of the same at least 60 days before the expiry of this LEASE AGREEMENT. On exercising such option the LESSEE shall be permitted and shall have the right to remain in occupation of the SAID PREMISES on the same terms and conditions pending execution of a fresh lease agreement by the Parties.

8.	EFFECT OF TERMINATION.

The LESSEE shall remove its officers, together with furniture, fixtures and fittings belonging to it simultaneous to the security deposit being refunded to it by the LESSOR. In case, the LESSOR fails to refund the security deposit on expiry of the Lease period or early termination of Lease and the SAID PREMISES being vacated by the LESSEE, the LESSOR shall be liable to pay an interest @ 14% p.a. on the security deposit from such date on which the Notice period / the period of this LEASE expires and the possession of the SAID PREMISES will be handed over only after receipt of security deposit along with said accrued interest. The-LESSEE shall not be liable to pay rent during the period pending refund of the security deposit by the LESSOR. The LESSEE shall handover the SAID PREMISES in the same condition as it was let subject to normal wear and tear.

9.	JURISDICTION.

9.1	This Lease Agreement shall be governed by Indian Law

9.2	The relevant Courts at Chennai alone will have exclusive jurisdiction with respect to all matters related to or arising from this lease to the exclusion of all courts that may have jurisdiction in the said matter.

9.3	In the event of a dispute arising between the Parties, out of or in connection with this Lease. Agreement (including any question regarding its existence, validity or termination) which the LESSOR AND LESSEE fail to settle amicably between them, the dispute shall be referred to and finally resolved by arbitration at Chennai, India in accordance with the Indian Arbitration and Conciliation Act, 1996. The arbitration shall be conducted by - three (3) arbitrators. Each Party shall appoint an arbitrator and the two arbitrators so appointed shall appoint the third and presiding arbitrator. The language of the arbitration shall be English.

10.	TIME IS THE ESSENCE

The Parties agree that time is the essence in the performance of each of the Parties obligations under this Lease Agreement.

11.	POWER REQUIREMENT & PAYMENT OP POWER CHARGES TO TNEB

11.1	The LESSOR understands that the LESSEE’s principal business requires continuous and uninterrupted supply of electricity for which purpose, the LESSOR has already availed permanent HT power supply to the SAID PREMISES from TNEB.

11.2	In the event of the LESSEE requiring additional power load, the LESSOR agrees to apply for such enhancement of power supply, from TNEB, within 7 days of receipt of a written request from the LESSEE, subject to sanction from TNEB.

11.3	The LESSOR agrees to use best efforts to obtain such enhancement in capacity within a reasonable time frame. However, delay on the part of TNEB in effecting such enhancement shall not be construed as delay on the part of the LESSOR.

11.4	The LESSEE also agrees to pay the extra security deposit and other charges to TNEB, if any, on account of-an increase in load as may be required by them and as provided by TNEB.

11.5	The LESSOR shall at its own .cost provide a separate electricity meter for the SAID PREMISES during the term of this lease. It is explicitly agreed between the parties hereto that the entire electricity charges levied by TNEB for electricity consumed in the SAID Premises as per the separate meter installed shall be paid by the LESSEE without demand or default and by the stipulated time to the Authority without any reference to the LESSOR.

11.6	In the event of a default on the part of the LESSEE in the payment of charges relating to the Lease Premises to TNEB which may result in temporary and/or permanent termination of power supply to the Lease Premises, it will be the sole responsibility of the LESSEE to rectify the situation by paying the fines, additional fees, additional deposits and re-connection charges and obtain re-energisation.

11.7	In the event of continued default on the part of the LESSEE in the payment of charges to TNEB and upon failure to rectify the situation satisfactorily, the LESSOR shall have the unequivocal right to rectify the situation and recover the entire cost of reconnection, fines, additional fees, additional deposits and other costs incurred by the LESSOR as a result of the LESSEE’s default thereof from the LESSEE and the right to appropriate such entire costs from the SECURITY DEPOSIT.

11.8	On the termination or expiry of the lease, the LESSOR will obtain a refund from the T.N.E.B. of any extra security deposit paid by the LESSEE pursuant to clause

11.4 above and shall pay the same to the LESSEE within 30 days of the receipt thereof, failing which, the LESSOR shall be liable to pay to the LESSEE interest at the rate of 12% per annum for the delayed period. The LESSOR and the LESSEE undertake to cooperate in obtaining such refund of extra security deposit at the earliest, including execution of all necessary papers and documents that may be required in this connection.

12.	NOTICE

All notices, claims or demand required to be served under this Lease Agreement shall be in writing and sent by registered post with acknowledgement requested, by one Party to the other hereto at the aforementioned addresses or to any other address, notice of which having been previously given by either party to the other in writing.

SCHEDULE OF THE PROPERTY

All that piece and parcel of commercial office space of 29,500 Sq.ft. in the I Floor and 4000 Sq.ft in the II Floor in the building known as Wellington Plaza, New Door No.127/11 (Old Door No.90/11), Anna Salai, Chennai, in R.S. No. 97 of Triplicane Village; bounded as follows:

North By	Land and building occupied by UP Emporium, Choksi Bros. and Aarthi Hotel.

East BY	Building occupied by Sri Rama Vilas Services Ltd and building occupied by Central Co-operative Press.

South By	Building occupied by Galley and CO. and Wreenn Bennett.

West By	Anna Salai (Mount road) and General Patters Road and

situated within the Registration District of Chennai (South) and Sub-Registration district of Triplicane.

IN WITNESSES WHEREOF THE PARTIES HEREIN HAVE EXECUTED THIS LEASE AGREEMENT ON THE DAY, MONTH & YEAR FIRST ABOVE MENTIONED.

WITNESSES	LESSOR
For Kalyani Constructions (P) Ltd.
/s/ illegible
[illegible]
/s/ illegible
Authorized Signatory

LESSEE

For Force10 Networks India Pvt, Ltd.

/s/ illegible
Director

ANNEXURE B

1.	Provide the facilities and make the modifications mentioned below as per layout specifications approved by the LESSEE:

a.	Layout specifications for the additional seats to be created in the 1st and 2nd floor

b.	Additional Air conditioning units in the Layout identified for the Lab

c.	Additional Air conditioning units for the IT server Room

d.

e.	Provide the SAID PREMISES with 250 acceptable work stations and 4 cabins with new upholstery to the chairs, as per mutually agreed shades of colour. Work Stations would have the same finish/look and feel as the existing cubicles in that building. It would also have a write up white board, pin up board. The pin up board area being in the same color scheme as the one on the existing work station area. It would have adequate lighting in every work station area. In addition the work station would have

i.	2 Electrical Sockets with an ON/OFF switch (UPS Power)

ii.	1 Electrical Socket with on ON/OFF switch (Raw power)

iii.	2 Data port (Cat 6 cabling) —

iv.	Storage Module for the individual

2.	Inspect and ensure that the existing IT connectivity wiring and telephones are in good order and working condition and without any breakage so that the same can be used by the LESSEE without any changes.

3.	Arrange for additional connectivity and electrical wiring to the new workstations that are being installed by the LESSOR so as to ensure that all 250 workstations have proper connectivity.

4.	Ensure that all the ACs are in good and running condition

5.	Ensure that all the data cabling and voice cables are tested and in working order

6.	Ensure that amenities like Access control system, Surveillance system are in working condition

7.	Ensure that all the electrical points are in working condition

8.	Ensure that all the storage modules at work stations are in good working condition and have proper lock and key

9.	Test all electrical fittings in the SAID PREMISES and ensure that they are in good condition

10.	Ensure that the all the taps, flush and other fittings in the Rest rooms are in good working condition

11.	Ensure compliance of all government regulatory requirements with respect to fire detection and alarm systems.

ANNEXURE C

MAINTENANCE AS PART OF COMMON AREA

•	Security of the Premises

•	Lift Maintenance

•	Maintenance of common area which includes roads, passages, car parking, toilets

•	Electricity charges for the common area

•	Water charges for the toilets in common area

AGREEMENT

THIS SUPPLEMENTAL AGREEMENT made at Chennai on this the 20th day of — June Two Thousand and Seven;

Between

M/s.Kalyani Constructions Pvt Ltd., a company incorporated under the Companies Act 1956 having its registered office at “Wellington Plaza, Door No.90, Anna Salai, Chennai — 600 002, (“M/s. Kalyani Constructions”) represented by its Authorised Signatory, Mr. T. Thomas S/o. Late N.M. Thomas

And

M/s. Force 10 Networks India Private Limited, a Private Company registered under the Companies Act, 1956, having its Registered Office at Rain Tree Place, 9 McNichols Road, Chetpet, Chennai — 600 031 (“Force10”) represented by its Director and Authorised Signatory, Mr. Prakash Sripathy

As per Lease Agreement dated 20th June 2007 registered as document No.          of 2007, the furnished office premises at I Floor and II Floor in the building known as “Wellington Plaza”, New Door No.127/1.1 (Old Door No. 90/11), Anna Salai, Chennai — 600 002, admeasuring 29,500 Sq. Ft. and 4,000 Sq. Ft. respectively has been leased to “Force10” by “Kalyani Constructions”. As per the terms of the said Lease Agreement “Kalyani Constructions” has to provide with additional facilities listed in Annexure ‘B’ thereto. Both the parties hereto viz “Kalyani Constructions” and “Force 10” have mutually agreed to modify the said Lease Agreement dated 20th June 2007 registered as Document No          of 2007, as follows:

1.

M/s. Kalyani Constructions will provide all additional facilities -listed in Annexure ‘B’ to the Lease Agreement subject to a maximum cost of Rs.45,00,000/- (Rupees Forty Five Lakhs only) at its own cost. They have no obligation whatsoever under the said lease agreement dated 20th June 2007, registered as document No          of 2007, if the cost of Annexure ‘B’ items exceeds over and above the said Rs.45,00,000/- (Rupees Forty five lakhs only).

2.	It is agreed between the Parties hereto that costs incurred for such additional facilities listed in Annexure ‘B’ thereto over and above the said Rs.45,00,000/- (Rupees Forty-five lakhs only) shall be exclusively at the cost of “Force 10’s account only. In the event the cost of such additions are exceeds the said Rs.45,00,000/-, the Parties will jointly identify individual items that can be paid for directly by “Force10” to the supplier of the same (instead of cost of the same being reimbursed to M/s.Kalyani Constructions) for easier accounting purposed. Force10 undertakes to make payments of such identified items directly to the suppliers thereof

3.	All such items paid for directly by Force10 Shall be the property of Force10 and Force10 shall be entitled to remove the same from the said premises on termination or earlier determination of the lease.

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4.

It is distinctly understood between the parties hereto that the above clauses (1), (2) and (3) to be read as part and parcel of the said Lease Agreement and all clauses in the said Lease agreement date 20th June 2007 registered as Document No          of 2007, shall remain unaltered and they shall have full force as originally contemplated.

IN WITNESS WHEREOF the Parties hereto have set their hands on the day, month and year first herein above written in the presence of.

Witnesses	For Kalyani Constructions Pvt. Ltd.

/s/ illegible	/s/ illegible
[illegible]	Authorized Signatory

For Force10 Networks India Private Ltd.

/s/ illegible
Authorized Signatory/Director

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